Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 22, 2023 (January 29, 2024 as to the effects of the reverse stock split described in Note 16), relating to the financial statements of Alto Neuroscience, Inc., appearing in Registration Statement No. 333-276495 on Form S-1 of Alto Neuroscience, Inc.

/s/ Deloitte & Touche LLP

Chicago, IL
February 6, 2024